December 3, 2013

PRESS RELEASE

Century Casinos Provides Update on “Century Downs Racetrack and Casino” Project and the Date of the Sod Turning Ceremony in Calgary, Alberta, Canada

COLORADO SPRINGS, Colorado, December 3, 2013 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today that, through a wholly owned subsidiary, it signed amended agreements with United Horsemen of Alberta Inc. ("UHA") as well as a commitment letter with Bank of Montreal (“BMO”) in connection with the development of a racetrack and Racing Entertainment Centre (“REC”) in Balzac, north metropolitan area of Calgary, Alberta, Canada.

The project, which will be called “Century Downs Racetrack and Casino,” will be the only horse racetrack in the Calgary area and will consist of a  5.5 furlongs (0.7 miles) racetrack and a REC, including a  gaming floor offering 550 gaming machines, a bar, a lounge, restaurant facilities and an off-track betting area. This REC license is the only license currently available in any metropolitan area of Alberta, as its application pre-dates the three-year moratorium on new Casinos and RECs (which can be extended for an additional two years) by the Alberta Gaming and Liquor Commission (“AGLC”).

The Company completed its due diligence on the project. Litigation that was brought by a third party against UHA relating to prior business arrangements between that party and UHA has been settled, allowing the project to move forward. The updated budget for the construction and opening of the REC and racetrack is estimated at CAD 24 million (USD 23 million based on the exchange rate in effect on November 30, 2013). The Company agreed to lend up to CAD 24 million to UHA and intends to provide the loan to UHA with borrowings under an amended Credit Agreement with  BMO; BMO and the Company signed a commitment letter in this respect.

For entering into the amended agreements with UHA the Company received a 15% ownership position as well as board control in UHA. In addition, the Company has the right to convert CAD 11 million of the loan amount into a 60% ownership position in UHA. Thus, if the Company exercises its conversion right, it would own 75% of UHA. Once the project is developed and operational and for as long as the Company has not exercised its conversion rights for a majority ownership position in UHA, the Company will receive 60% of UHA’s net profit before tax as a management fee, subject to certain provisions.

Both the credit and management agreements are subject to final approvals from the AGLC. AGLC has moved the licensing approval process to step 5, which give UHA and the Company the permission to build the REC and racetrack under a number of conditions; the license itself will be issued shortly before the planned opening of the REC and racetrack,  upon a final review by AGLC. All significant shareholders in UHA, including the Company, have already been found suitable by the AGLC. Horse Racing Alberta, the governing authority for horse racing in Alberta, has already approved the project and issued a license. The applications for final building permits are in process with Rocky View County.  There is no assurance that the needed approvals will be obtained or as to the timing of such approvals.

The proposed project is located less than one mile north of the city limits of Calgary and 4.5 miles from the Calgary International Airport. The location is ideally positioned exiting off the Queen Elizabeth II Highway, which is the main corridor between Calgary and Edmonton and one of the most heavily used highways in Western Canada, next to the CrossIron Mills shopping mall, a major regional attraction, and would capture both the north and the northwest Calgary markets, which do not currently have a casino.

The Company plans to hold a sod turning ceremony on December 4, 2013 in Calgary. The Company anticipates that the REC and racetrack will be completed by the end of 2014.

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About Century Casinos, Inc.:

Century Casinos, Inc. is an international casino entertainment company that owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary, Alberta, Canada. The Company also operates casinos aboard twelve luxury cruise vessels (Regatta, Nautica, Marina, Riviera, Mein Schiff 1, Mein Schiff 2, Wind Surf, Wind Star, Wind Spirit, Seven Seas Voyager, Seven Seas Mariner and Seven Seas Navigator). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 66.6% ownership interest in Casinos Poland Ltd, the owner and operator of nine casinos in Poland. The Company also manages the operations of the casino at the Radisson Aruba Resort, Casino & Spa in Aruba, Caribbean. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Security Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding the REC project and financing, timing and prospectus for the project, future results of operations, operating efficiencies, synergies and operational performance, and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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